Exhibit 99.2

Seacoast Banking Corporation of Florida

3rd Quarter Earnings Conference Call

October 23, 2015

1:00 pm Eastern Time

COMPANY PARTICIPANTS

Dennis Hudson – Chief Executive Officer

Steve Fowle – Chief Financial Officer

Chuck Cross – Commercial Banking

OTHER PARTICIPANTS

Stephen Scouten – Sandler O'Neill

Christopher Marinac – FIG Partners

PRESENTATION

Operator: Welcome to the Seacoast Third Quarter Earnings Conference call. My name is Ethan, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I’ll now turn the call over to Dennis S. Hudson, CEO. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much. Before we begin, I’ll direct your attention as we always do to the statement contained at the end of our press release regarding forward-looking statements that we may be making during our call. We’ll be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and as a result our comments are intended to be covered within the meaning of the Act. The earnings release and the slides that go along with this call are also posted on our website at seacoastbanking and they can be found at Investor Services under Presentations.

So thank you for joining us today on our third quarter earnings conference call. With me today is Steve Fowle, our Chief Financial Officer, who will be discussing our financial and operating results. Also joining us in the room are Chuck Cross, who leads Commercial Banking; Chuck Shaffer, who heads Community Banking and Jeff Lee, our Chief Marketing Officer. We’ll answer questions following the conclusion of a few remarks.

Turning to our third quarter, Seacoast posted strong results, as we continue to execute our balanced growth strategy. This strategy combines investments in organic growth from consumer and commercial banking with selective strategic transactions that strengthen our geographic presence and provides what we think are compelling financial returns.

Total revenue rose to $37.1 million, a 59% gain from last year’s third quarter and an increase of 7.5% sequentially. We pulled this growth to the bottom line with adjusted net income rising 96% to $6.4 million from the year ago period and our core efficiency ratio improved from a little under 80% to 68% during the current quarter.

Our operating metrics show that Seacoast challenger approach to traditional community banking is working. We posted strong gains in household growth, cross sells and banking activities executed outside the branch as investments in digital execution continued to bear fruits. Household grew 23% year-over-year. In September, 10% of new deposit accounts were opened outside the branch versus just 2% a year ago, and 17% of our consumer loans were made online or via our call center versus none in the third quarter of last year. We believe we’re still in the early stages of applying alternative approaches to customer acquisitions, product delivery and cross-selling, and we believe the implications on our cost structure are compelling.

Our increased use of technology was not limited to our retail customers. In fact, 11% of our business loans were opened outside the branch in the month of September. Our innovative Accelerate small and medium sized business lending platform continues to prove itself as it contributed a very significant majority of loan growth this quarter.

Turning to acquired growth, many of you saw that last Thursday, we announced an agreement to acquire the Orlando banking operations of BMO Harris, including 14 Orlando area retail branches. This will add approximately $355 million in predominantly core deposits and about half of these deposits are comprised of no interest checking accounts and approximately $70 million in loans outstanding from their business banking customers. This transaction will net us a pickup of almost 9,000 households across the Orlando market. We are excited to welcome our new customers and associates to Seacoast bank and to share our approach to community banking, which blends innovative and technologically driven services with local Florida routes and personal service.

Successful integration of acquired banks is of course critical to an effective M&A component of our balanced growth strategy. We’re pleased that following our acquisition of Winter Park-based BankFIRST in late 2014, we saw a strong 7.5% annualized household growth in Orlando as a result of this successful integration.

We also integrated Grand Bankshares successfully in the third quarter of this year. Chuck Shaffer and Kathy Cavicchioli, our Head of Operations and Technology, and their teams worked tirelessly to ensure that both the employee and customers experienced a seamless transition. We have seen minimal attrition of Grand Bank customers since the integration began and are honored to serve these new customers and expand our footprint further in the Palm Beach County.

Seacoast benefits from tailwinds created by Florida’s strong regional economy. According to a recent Wells Fargo Economics Group report, Florida’s year-over-year job gains exceeded the nation in every month since April of 2012 with over 261,000 jobs added in the last year and the state unemployment rate fell 20 basis points to 5.3% in the month of August. These statistics are strong indicators that Florida is on an upward sloping economic path.

With that I’d like to turn the call over to Steve Fowle, our Chief Financial Officer to discuss our results for the quarter.

Steve Fowle: Thank you, Denny, and thanks to all of you who are calling in for taking the time to join us this afternoon. Our third quarter reflected another successful period of year-over-year growth for Seacoast. We saw continued strong progress across our lines of business combined with strategic acquisitions that drove ongoing revenue gains. As Denny noted earlier, revenues increased a solid $2.6 million this quarter to $37.1 million. That’s a 7.5% not annualized linked quarter growth rate and an increase of 59% or $13.7 million compared to the same quarter last year.

During the quarter, we completed the acquisition and integration of Palm Beach County based Grand Bank. Noise, in the form of one-time charges and increased operating costs related to our acquisition makes the quarter difficult to compare especially since a fraction of cost savings have not been achieved. Reported earnings of $4.4 million or $0.13 per diluted share compared to $3 million or $0.12 a share a year ago, and are down from prior quarter’s $0.18 per share; however, adjusted net income excluding primarily merger charges was up 96% to $6.4 million from $3.3 million last year and up 4% sequentially. Adjusted earnings per diluted share were $0.19, up from $0.13 last year and flat with last quarter.

As I mentioned, we have not fully implemented cost savings from the Grand Bank merger and believe an additional $200,000 or so can be saved going forward. While our results were augmented by recent acquisitions, our investment in our franchise, including effective use of digital marketing and analytics, continued to drive significant organic growth. Last quarter, we discussed the strength of our household growth rate and we saw continued acceleration with annualized household growth reaching 6%. And helping to prove our acquisition thesis, our Orlando market reached 7.5% household growth rate, one year after closing the BankFIRST acquisition.

Despite a seasonally slow quarter, we experienced strong loan growth with total loans growing 51% over the year ago period. Excluding acquired loans, we’re successful in achieving organic growth of $227 million or 16% over last year and $58 million or 12% annualized over the last quarter. We’ve been successful in promoting granularity and diversification while simultaneously building the portfolio. During the year, our average commercial loan was only $278,000 and we continue to maintain a very conservative house limit.

Deposits also increased 51.6% year-over-year to $2.74 billion and core customer funding increased nearly $900 million to $2.58 billion. Excluding acquisitions, core customer funding increased by $293 million or 17.4% from a year ago. Non-interest demand deposits grew $61.4 million or 7.6% from the second quarter and nearly $350 million or 67% from the third quarter of last year. Checking accounts now represent 58% of customer funding.

With respect to the income statement, a number of factors came together to positively impact our net interest income and margin during the quarter. Thoughtful management of our balance sheet facilitated margin growth as loan growth improved our balance sheet mix. Redeployment of excess liquidity and steps to improve our investment allocation added modest basis point gains to our margin quarter-over-quarter, the year-over-year impact was even greater. Acquisitions increased the pace in the balance sheet migration, as well as added loan mix that improved our overall loan yields.

Finally, during the quarter, we recorded about $700,000 to $800,000 or 10 basis points in purchased loan accretion in excess of our expectations, largely due to modifications of current relationships. This one is in addition to approximately 12 basis points in normal or expected purchased loan accretion representing interest rate and credit marks on acquired loans. As a result of these factors and our successful growth, we improved margin 58 basis points and $11.8 million from last year and 25 basis points or $3.3 million from the prior quarter. We expect our margin to be in the low-to-mid 3.60s going forward, excluding additional acquisitions, with upside to that number based on our strong loan growth. However, I want to remind you that purchased loan accretion adds volatility to our margin in any particular quarter and we’ve underestimated the positive impact from this accretion during the past few quarters.

Our acquisition of the BMO Harris Orlando branches, while extremely strong from an IRR and EPS accretion standpoint, will reduce our margin percent in the short-term following integration of those branches while improving our net interest income in the first half of 2016.

Fee income, adjusted for securities and loan gains, was flat quarter-over-quarter. Continued strength in mortgage banking led to a solid increase in fees while our marine business slowed. This business tends to show volatility in revenues and has seen slower third quarter over recent years. Other categories showed typical seasonal trends. Seasonal trends, combined with our strong growth, suggest increases in the level of non-interest income over the next two quarters.

Third quarter expenses reflect the impact of acquisitions, most notably the Grand Bank acquisition, as well as additional strategic spend. The year-over-year increase also reflects our significant entry into the Orlando market through the BankFIRST acquisition almost a year ago. The linked quarter increase of $4.8 million includes additional one-time acquisition type expense, so our operating increase is $2.2 million or 9% as follows. The largest increase is related to ongoing costs from acquired companies, a full quarter of Seacoast Business Funding and Factoring business purchased last quarter, and a portion of a quarter of Grand compromised about $1.4 million of the increase. As stated earlier, we have not recognized the full cost savings from Grand Bank as items like branch closures did not occur until the end of the quarter and as employees were retained for the transition period.

Related to the acquisition, we began a customer acquisition and brand campaign in Palm Beach which added $130,000 to third quarter. Incentives and commissions related to performance of our business added approximately $350,000, and other legal and professional fees, which tend to be volatile from quarter to quarter, increased nearly $400,000. That said, we are focused on expense management, which ultimately will allow Seacoast the flexibility to capture additional expansion opportunities and allocate our resources to serving our customers while driving bottom line results.

As we’ve discussed over the past several quarters, the community banking world is undergoing a tremendous transformation. At Seacoast we have embraced this change and are redefining the concept of community bank service, which includes convenience, trusted banker advice and sales to include digital and 24/7 service. As a result, we are seeing significant migration of non-consultative transactions to non-branch channels, as Denny mentioned, and significant growth in online sales. In line with last quarter's conversation, we continue to rationalize our branch structure closing an acquired location at the very end of the third quarter and announcing consolidation of an additional legacy branch in the coming quarter. We expect to continue to aggressively rationalize our footprint as we move forward.

As we look to the fourth quarter, I’d expect a similar level of normalized expense including one-time items to this quarter as we realize a full quarter of the integration of Grand Bank and support our significant growth. Longer-term, I anticipate our efficiency ratio to trend significantly downward. We will provide more color on our expectations for 2016 as part of our next quarter results.

With that said, I will turn the call back over to Denny.

Dennis Hudson: Thanks, Steve. Our result this year, I think, are proving that we are capable clearly of creating sustainable growth rates that are among, frankly, the best in the industry and growth rates that are even exceeding some of the growth rates we're seeing across the state of Florida. Excluding the impact of acquisitions, we are growing in the mid-teens. Organic loan growth, as you heard, was up 16% over the past year; organic customer funding was up 17% over the past year; and organic deposit growth was up 13% over the last year. And it’s the right kind of growth. Our non-interest demand deposit mix grew from 29% a year ago and stand at 32% of deposits as of now and we see that number going up.

The total cost of deposits remain very low, I think this quarter around 13 basis points. And the loans we are making are spread against and across all loan categories, both commercial and consumer, and they are very granular with commercial loans averaging well under $300,000 so far this year. In fact, our individual loan hold limit is currently less than 20% of our legal lending limit. So we are not just producing strong organic growth, it’s the right kind of growth.

We are pleased with the progress and we know we have more work to do to achieve better results in terms of ROA and ROE. As our growth continues, we are planning for faster improvements in these metrics with more significant progress throughout 2016 as we demand greater improvement in our operating leverage.

So with that, I’d like to open the call to questions, and I’ll turn the call back to our operator. Ethan?

Operator: Thank you. [Operator instructions] Our first question comes from Stephen Scouten from Sandler O'Neill.

Stephen Scouten: Thanks. Good morning, guys. So looking at the quarter, I was curious, I know, Steve, you gave a little color about the NIM and the level of accretion, and just the fact that obviously the BMO deposits will take that down somewhat, but can you give us a sense for what you feel like the overall trajectory of the NIM will be and just kind of how you’re thinking about compression just in this continued low rate environment?

Steve Fowle: Well, again, the rate environment definitely is a wild card. We are positioned asset sensitive and pretty significantly so, so that in an up 200 environment, the way most companies model the world, up 200 rate environment would help us by about 10% in our net interest margin. So again, we are positioned well for the up rate environment a forward curve would be a positive for us.

That said, we see our NIM in the low-to-mid 3.60s going forward, again, with an expected level of purchase accretion. We see a low-to-mid 3.60s with some upward opportunity related to our strong loan growth and the opportunity to realign our balance sheet.

Dennis Hudson: I think I’d just make one other comment. The biggest driver to our margin expansion really over the last 18 months or so has been our loan growth and creating the right kind of growth and the balance sheet. Yes, it’s been aided by some of the acquisition work we have done here recently, but the real driver is fundamental growth that we are producing in the balance sheet around the right kinds of assets and funding.

Stephen Scouten: Yeah, definitely. And in regards to that loan growth, I mean, I know the pipeline is still pretty strong heading into the next quarter, but a little bit down from the previous quarter I guess. So would you think the 4Q might have a little downside relative to the organic growth we saw in 3Q? And is your outlook still kind of to achieve double-digit loan growth into 2016?

Dennis Hudson: I’ll turn the call over to Chuck Cross, just for a few comments.

Chuck Cross: Yeah, we continue to see strong and healthy loan growth. We just had a couple of deals slip in Q3 because the borrowers couldn’t close, and we see those loans closing in Q4. So we think we’ll stay right on stride with loan growth for the next few quarters.

Stephen Scouten: And maybe one last question for me as it pertains to expenses, and I appreciate kind of the breakdown you’re going through some of the movement quarter-over-quarter. One of the items that I still had a question on I guess in particular is the increase in data processing, and if that was just related to Grand or what drove that? And just kind of what we can expect to see in terms of the absolute level of expenses as you guys continue to make investments in technology and other things that should pay long-term dividends, but maybe in the near-term could lead the expense base higher or maybe give me some guidance there if you could.

Steve Fowle: So on the first question, the data processing cost, the reason for the significant up this quarter has to do with payments made for the Grand Bank’s data conversion. So that spike won’t be repeating next quarter and that line item should come back closer to where we were last quarter. Otherwise, long term, again, next quarter we see expenses probably, normalized, or adjusted, relatively flat with where we were this quarter. And again, as we move forward, very focused on operating leverage, making sure our revenues are significantly outpacing the increase in expenses.

Stephen Scouten: Well, thanks, guys. I appreciate you taking my questions.

Dennis Hudson: Thanks, Steven.

Operator: Our next question comes from Christopher Marinac from FIG Partners.

Christopher Marinac: Thanks, good afternoon. Dennis or Steve, I was wondering if you look beyond just the short term in closing the Orlando branch deal, where should we see the loan to deposit ratio shake out next year? Should that be kind of the general higher than we see it today?

Steve Fowle: So, obviously, as we close the Orlando deal, we’re picking up significant amount more in deposits than we are in loans. So where we’re about a 77%, 78% loan to deposit ratio, that should drop before recovering in the longer term. We see a lot of opportunities with what we’re doing digitally and with people that we’re picking up through the Grand acquisition, through the acquisition up in Orlando and through the work we’re doing internally, through our Accelerate and traditional offerings to be able to really make some upward momentum as we’ve been doing recently in our loan to deposit ratio.

Dennis Hudson: Right. I’d also say we’ll look carefully as we approach closing of that transaction, we’ll look carefully at other funding sources that we may want to tamp down a little bit. So we’re mindful of that as well.

Christopher Marinac: This is a seasonal time of the year where you tend to historically have had more deposits. I was curious if that also plays into this management sign?

Dennis Hudson: Yeah. And it certainly will. Particularly we’re thinking we would close the BMO transaction, I think we’re thinking second quarter, didn’t we say, early second quarter. And if that occurs, as you know, that kind of coincides with a seasonal high, all things considered, in funding. So a lot of liquidity coming in.

Christopher Marinac: And then, Denny, the 17% statistic that you mentioned in your remarks I guess on the consumer side, either coming from digital or from call centers, what’s the rough split between the call center piece and the digital piece?

Dennis Hudson: Between call center and digital, I don’t think we’ve broadcast that, but go ahead.

Jeff Lee: Yeah. If you think about deposit accounts opened outside of the branch, about 40% to 50% of those are coming through direct, the rest are being closed by our call center and it’s really up to the customer to choose whatever is most convenient for them and that’s why we’re really focused around both channels.

Christopher Marinac: Got it. So you can call it roughly half, but I understand what you’re saying on that. And then last comment would just be a question about sort of raising deposits virtually and are you doing some of that or are there opportunities for you to do that down the road?

Jeff Lee: Yeah. I think there are opportunities to continue to move forward. I think right now we’re trying to source things directly online, but at the same time, we’re also doing quite a bit of lead generation work through people in the field. We think it’s very important to continue to support the sales staff through digital means, the ability to geo-target around branches, and so we really see it as using both opportunities to drive direct sales, but also to drive lead generation to support the staff that we have.

Dennis Hudson: Chris, getting this right over the next couple of years has very significant implications on our cost structure as we look ahead a little further down the road and we’re very mindful of that. And ultimately, our highest level goal here is to continue to bring down the costs to serve and the costs to acquire, while bringing up and improving the way we interact with customers, both on the phone, digitally and face to face and in our branches, and it’s a pretty exciting thing for us as we begin to discover how to move faster.

Christopher Marinac: Sounds good, Denny. Thanks very much for the color.

Dennis Hudson: Thank you. Ethan, do you have any more questions?

Operator: It appears we have no further questions at this time. I would like to turn the call over back to Mr. Hudson for any final remarks.

Dennis Hudson: Great. Well, thank you very much for joining us today. We look forward to speaking with you in early 2016 to discuss our full year results.

Operator: Thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.